Exhibit 4.30

Addendum to the Lease Agreement Intervest Offices & Warehouses NV – Galapagos NV

ADDENDUM 18 TO THE LEASE AGREEMENT dated 06/30/1999 and 02/21/2001 AND ADDENDA

Expansion of Intercity Business Park Offices and Parking Spaces, General de Wittelaan 11A – 1st floor

Extension of underground and above-ground parking spaces on the Mechelen Campus site, located in Mechelen, Schaliënhoevedreef 20

BETWEEN

Intervest Offices & Warehouses NV, public regulated real estate company under Belgian law, with registered office at Uitbreidingstraat 66, 2600 Berchem, with company number 0458.623.918 (Register of Legal Entities Antwerp, Antwerp Department), herewith validly represented by two members of the executive committee, being Jean-Paul Sols, CEO and member of the executive committee and Inge Tas, CFO and member of the executive committee.

Hereinafter referred to as the "Landlord”,

AND

Galapagos NV, with registered office in 2800 Mechelen, General de Wittelaan L11 A3, registered in the Register of Legal Entities (Antwerp, Mechelen department) under number 0466.460.429, represented here by Xavier Maes, General Counsel.

Hereinafter referred to as the “Tenant”,

The Lessor and the Tenant will hereinafter jointly also be referred to as "Parties", or each separately as "Party".

Will first be outlined as follows:

A.    By private lease of 6/30/1999, followed by the notarial lease of (hereinafter referred to as the “Basic Lease Agreement”), and Addenda 1 and 2, the Tenant leased from the then owner, Innotech NV, Mechelen, 1,542m² office space, plus 40 parking spaces, located in the Intercity Business Park in Mechelen-Noord, General de Wittelaan L11 A3, lot 1, on the first floor, for a fixed term of 15 years, starting on 6/1/2000, ending on 5/31/2015.

B.    Innotech NV merged with Perifund CVA on 6/29/2001, at which time the name was also changed to Intervest Offices NV.

C.    In Agreement “Addendum 3” of 2/13/2004, the Tenant additionally leased 322 m² of office space in the same building plus 7 parking spaces, commencing on 12/1/2003, to end on 5/31/2015.

D.    In Addendum 4 of 8/1/2005, the Landlord temporarily made available to the Tenant ± 20 m² of floor space located in a larger warehouse on General De Wittelaan 9 in Mechelen.

E.    In Addendum 5 of 3/23/2006, the provision under Addendum 4 was prematurely terminated and the Tenant additionally leased a warehouse of ± 100 m² in the same building on General De Wittelaan L11 A3 in Mechelen, commencing on 3/1/2006, to end on 5/31/2015.

F.    In Addendum 6 of 2/6/2007, the Tenant additionally leased warehouse space of ± 213 m² in the same building, commencing on 2/1/2007, to end on 5/31/2015.

G.    In Addendum 7 of 1/31/2008, the Tenant additionally leased office space and sanitary facilities of ± 513 m², reception space of ± 116 m² and storage space of ± 27 m² in the same building, along with 24 parking

Addendum to the Lease Agreement Intervest Offices & Warehouses NV – Galapagos NV

spaces, commencing on 1/1/2008, to end on 5/31/2015.

H.    In Addendum 8 of 7/14/2009, the Tenant additionally leased office space with private kitchen of ± 716 m² in the same building, commencing on 7/1/2009, to end on 5/31/2015.

I.     In Addendum 9 of 9/30/2011, the aforementioned Lease Agreements of 6/30/99 and 2/21/2001 and all the Addenda were extended by 9 years, starting from 6/1/2015 to 5/31/2024, with an additional 458 m² of office space leased on the ground floor, and the premature termination of the lease for 716 m² of office space plus kitchen.

J.    In Addendum 10 of 9/30/2011, the Tenant leased the following additional spaces in the adjacent building located in Mechelen, General De Wittelaan 21: 753 m² lab space on the 2nd floor, plus ± 83 m² of the common entrance and corridors on the ground floor, plus 2 technical storage rooms of ± 60 m², and +/- 760 m² lab space on the 1st floor, and 10 parking spaces.

K.    In Addendum 11 of 5/15/2012, the lease of 30 m² storage space was terminated.

L.    In Addendum 12 of 8/8/2013, the Tenant additionally leased in the building located in Mechelen, General De Wittelaan 11A: 398 m² office space, 156 m² storage space and 20 outdoor parking spaces, with effect from 9/1/2013.

M.   In Addendum 13 of 428//2016, the Tenant additionally leased in the building located in Mechelen, Schaliënhoevedreef 20T: 866 m² office space on the 10th floor, and 433 m² on the 9th floor, as well as 30 indoor and 10 outdoor parking spaces, with effect from 6/1/2016.

N.    In Addendum 14 of 12/12/2016, the Tenant additional leased the following in the building located in Mechelen, Schaliënhoevedreef 20T: 433 m² on the 9th floor, as well as 16 indoor and 5 outdoor parking spaces, with effect from 1/1/2017.

O.    In Addendum 15 of 07/03/2017, the Tenant additionally leased the following in the building located in Mechelen, Schaliënhoevedreef 20T: 866 m² on the 8th floor, as well as 30 indoor and 10 outdoor parking spaces with phased entrance as of 01/07/2017.

P.    In Addendum 16 of 6/06/2018, the Tenant additionally leased the following in the building located in Mechelen, Schaliënhoevedreef 20T: 866 m² on the 7th floor, as well as 12 indoor parking spaces, with effect from 07/01/2018.

Q.    In Addendum 17 of 06/20/2018 the Tenant has additionally leased the following

a. in the building located in Mechelen, Schaliënhoevedreef 20T: 866 m² offices (GLA) on the 6th floor consisting of a first part of approximately 433 m² on the east side of the building and a second part of approximately 433 m² on the west side of the building.

b.   In the building Intercity Business Park lot 1, located at 2800 Mechelen, General de Wittelaan 11A: 845 m² offices (GLA) on the 1st floor; 21 outside parking spaces nos. 416-426 and nos. 448-457.

Furthermore, the Parties agreed in Addendum 17 to bring the end date of the leased property in the building located in Mechelen, Schaliënhoevedreef 20T forward to 12/31/2021 and to abolish the termination option for these leased properties by 5/31/2020, as well as the related penalty clauses.

R.    By means of this Addendum to the Basic Lease Agreement (hereinafter referred to as "Addendum n° 18") the Parties agree to make a number of amendments to the Basic Lease Agreement, and this to the terms and conditions as included in this Addendum n° 18.

IT IS NOW EXPRESSLY AGREED AS FOLLOWS:

Article 1: Restriction of the Scope of This Addendum n° 18

This Addendum n° 18 is an addendum to the Basic Lease Agreement as amended by all previous addenda. The provisions of the Basic Lease Agreement (as amended by all previous addenda) from which this Addendum n° 18 does

Addendum to the Lease Agreement Intervest Offices & Warehouses NV – Galapagos NV

not explicitly deviate remain fully applicable.

The defined terms and definitions of the Basic Lease Agreement used in the present Addendum n° 18 shall therefore have the same meaning as in the Basic Lease Agreement, unless this Addendum n° 18 expressly provides otherwise.

Article 2 – The Leased Property

2.1. Parties agree to extend the leased spaces under the Basic Lease Agreement (as amended by Addenda 1 to 17) with effect from 08/01/2019:

1)    at the office site "Intercity Business Park" located at the Gen. De Wittelaan 11A in 2800 Mechelen:

(i) 1,056 m² gross leasable area ("GLA") office space, Unit "1/L" on the first floor, incl. a share of common areas, as indicated on the plan in Appendix 1

(ii) 23 outdoor parking spaces nos. 359A + 359 + 427 until 447 as indicated on the plan in Appendix 2

Hereinafter referred to as the "Leased Property 1".

2)    in the Mechelen Campus Tower building, located at Schaliënhoevedreef 20T in 2800 Mechelen:

(i)    10 underground parking spaces nos. 415-424, as indicated on the plan in Appendix 3;

(ii)   30 above-ground parking spaces nos. 086-091, 91A, 91B, 91C, 092-112 on a temporary basis, as indicated on the plan in Appendix 4

Hereinafter referred to as "Leased Property 2”.

The Leased Property 1 and the Leased Property 2 are hereinafter collectively referred to as the "Leased Property”.

2.2. The Leased Property will be leased in the ‘as is’ condition that is known to the Tenant, on the understanding, however, that the Landlord undertakes to carry out the adjustments described in Article 7.1 of this Addendum 18.

Article 3 – Duration

This Addendum n° 18 will enter into force on 08/01/2019 and end on 12/31/2021.

The Tenant will be entitled to terminate the rental of Leased Property 1 subject to this Addendum 18 on 06/30/2021, provided that notice by registered letter is given at least six months in advance. As of 06/30/2021, the rental of the Leased Property 1 from this Addendum 18 may be terminated monthly, subject to at least one month's advance notice by registered letter.

The continued use of the Leased Property after the expiry of the contractual period described above shall under no circumstances be regarded as a sign of acceptance of tacit renewal on the part of the Landlord.

The aforementioned temporary parking spaces, described in Art. 2 as Leased Property 2, may be cancelled at any time by the Parties subject to two months' advance notice.

Addendum to the Lease Agreement Intervest Offices & Warehouses NV – Galapagos NV

Article 4 – Additional Rent

The additional annual rent for the "Leased Property 1" and the "Leased Property 2" is fixed at:

1)    95 Euro/m²/year for the offices (both private and common areas) or 100,320 Euro/per year;

2)    450 Euro/year/outdoor parking space or 23,850 Euro/year for 53 outdoor parking spaces, being 23 in Leased Property 1 and 30 in Leased Property 2, as described in Article 2;

3)    875 Euro/year/indoor parking space, or 8,750 Euro/year for 10 underground indoor parking spaces in Leased Property 2, as described in Article 2;

Either 132,920 Euro/year or 33,230 Euro/quarter.

This additional rent, together with the rent payable under the Basic Lease Agreement (as amended by Addendum 1 to 17), will be paid on a quarterly basis.

Article 5 – Indexation of the Rent

The annual indexation of this rent, mentioned in Article 4 of this Addendum 18, will take place on August 1, of each year (and for the first time on August 1, 2020), with base index July 2019.

Article 6 – Deposit

The Tenant shall, within one month after the signing of this Addendum 18, increase the amount of the existing bank guarantee by an amount equal to 6 months lease or €66,460.

Article 7 – Special Provisions

7.1. Work to be carried out

The Leased Property 1 will be leased in the condition in which it is at present, without the Landlord having to make any adjustments. However, the Landlord shall ensure that only the following work shall be carried out at its expense on the shortest reasonable timescale:

➢	Remove existing décor
➢	Fit new carpet (T4 anti-static tile carpet)
➢	Paint fixed walls
➢	Installation of new ceiling (60x60 mineral fiber tile ceiling)
➢	Adapt technology (based on the principle of open space)
➢	General clean up

This and any other work will be described in detail in a turn-key agreement to be concluded separately by the Landlord and the Tenant.

Addendum to the Lease Agreement Intervest Offices & Warehouses NV – Galapagos NV

Article 8 - Condition of the Leased Property at the Time of Transfer

The "Leased Property 1" will be rented as from 08/01/2019 in the condition ‘as is’ and known to the Tenant, who declares to have inspected the Leased Property and examined all its details.

A  building survey of part of the additional "Leased Property 1", i.e. unit "1/L", to which Parties will definitively be bound, will be drawn up no later than after the Landlord has carried out its part of the works described in Art. 7.1 of this Addendum 18. This building survey will be drawn up at the first request of one of the Parties by Mr. Collin, surveyor and sworn assessor of real estate, who is hereby appointed by mutual agreement by the Parties. Half of the expert's fees shall be borne by each of the Parties. This building survey forms an integral part of the Basic Lease Agreement as amended by this Addendum 18.

Article 9 – Registration

The Landlord will have this Addendum registered, where the registration fees are at the Tenant's expense.

The registration duties amount to 0.20% and are calculated on the combined amount of the lease price and the joint charges for the entire duration of this Agreement. For tax purposes, these joint charges will be imposed based on this Addendum and are estimated at 10% of the additional lease.

Addendum to the Lease Agreement Intervest Offices & Warehouses NV – Galapagos NV

Article 10 – Data Protection

If and to the extent that Intervest processes personal data of the Tenant (including Tenant's appointees), Intervest will do so in accordance with the applicable data protection legislation and Intervest's privacy statement.  Intervest's privacy statement is annexed to this agreement. The most recent version of Intervest's privacy statement is always available at https://www.intervest.be/nl/privacyverklaring-huurders. The Tenant undertakes to check regularly on this web page whether Intervest's privacy statement has been changed. The Tenant undertakes to communicate Intervest's privacy statement to its appointees

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Thus, drawn up in triplicate on July 1, 2019, whereby each party acknowledges having received its copy, with one copy intended for the registration.

/s/	/s/

Intervest Offices & Warehouses NV	Galapagos NV

The Landlord	The Tenant

Addendum to the Lease Agreement Intervest Offices & Warehouses NV – Galapagos NV

Appendixes:

1.           Office Plan of “Leased Property 1”

2.           Parking Plan of “Leased Property 1”

3.           Parking Plan of Underground Parking Spaces of “Leased Property 2”

4.           Parking Plan Temporary Above-Ground Parking Spaces of “Leased Property 2”.

Appendix 1: Plan of the Leased Property

Addendum to the Lease Agreement Intervest Offices & Warehouses NV – Galapagos NV

Appendix 2: Plan of the Parking Spaces of "Leased Property 1".

Addendum to the Lease Agreement Intervest Offices & Warehouses NV – Galapagos NV

Appendix 3: Parking Plan of the Underground Parking Spaces of "Leased Property 2"

Addendum to the Lease Agreement Intervest Offices & Warehouses NV – Galapagos NV

Appendix 4: Parking Plan of the Above-Ground Temporary Parking Spaces of "Leased Property 2"